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                                                                    Exhibit 10.2


                              SPORTSLINE USA, INC.
                                6350 N.W. 5th Way
                         Fort Lauderdale, Florida 33309




                                                              May ___, 1998





Dear ___________:

         This letter sets forth the terms on which SportsLine USA, Inc. (the "Company") agrees to provide you certain compensation in the event your employment with the Company is terminated by the Company without Cause (as hereinafter defined). We have agreed as follows:

1. If, during the term of this letter agreement, the Company terminates your employment other than for Cause or as a result of your death or disability, then:

         (a) within thirty (30) days after the date your employment is terminated, the Company will pay you any unpaid amounts of your base salary accrued prior to the date of termination;

         (b) in lieu of any further salary, incentive compensation or other payments for periods subsequent to the date of termination, and as a severance benefit, the Company will continue to pay you an amount equal the installments of your base salary (at the rate in effect immediately prior to the date of termination) that would have been paid to you had your employment not been terminated (i) if your employment is terminated either prior to a Change in Control (as hereinafter defined) or more than one (1) year after a Change in Control, for a period of six months following the date of termination, or (ii) if your employment is terminated within one (1) year following a Change in Control, for a period of one (1) year following the date of termination; provided, that you shall use reasonable efforts to seek other employment following such termination, and the amount of any payment provided for in this paragraph (b) will be reduced by any compensation you earn as the result of employment by another employer or business during the period the Company is obligated to make payments hereunder.

         (c) you will be entitled to receive, at the time such payments are due, any other amounts payable to you at the time your employment is terminated under any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained by the Company; and


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[Name of Employee]
May ___, 1998
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         (d)      all unvested stock options held by you at the time your
                  employment is terminated will immediately vest and become exercisable on the date of such termination; and all such stock options, together with any previously vested and unexercised stock options, shall be exercisable by you in accordance with their respective terms for a period of one (1) year following the termination of your employment or, if earlier, until the then scheduled expiration date(s) of such options.

2. In consideration of the Company's agreements contained herein, you agree that:

         (a) You will not, either while you are employed by the Company or for a period of one year following any termination of your employment, directly or indirectly, engage in, operate, have any investment or interest or otherwise participate in any manner (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity that engages, directly or indirectly, in a Competing Business; provided, that you may continue to hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any company which are publicly traded, so long as you do not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. For purposes of this letter agreement, the term "Competing Business" means any sole proprietorship, partnership, corporation or business or any other person or entity that owns, operates, manages or distributes an on-line service that provides sports news, information and content, whether such service is accessed through the Internet, a commercial on-line service or otherwise.

         (b) While you are employed by the Company and for a period of two years following any termination of your employment, you will not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company (or its subsidiaries) or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an executive of the Company, any confidential information obtained by you while in the employ of





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[Name of Employee]
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                  the Company with respect to any of the Company's customers, suppliers, creditors, lenders, investment bankers, methods of distribution or methods of marketing, the disclosure of which you knows will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Notwithstanding the foregoing, nothing herein shall be deemed to restrict you from disclosing confidential information to the extent required by law.

         (c) While you are employed by the Company and for a period of one year following any termination of your employment, you will not, directly or indirectly, for yourself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

         (d) It is recognized and hereby acknowledged by the Company and you that a breach by you of any of the agreements contained in this Section 2 may cause irreparable harm or damage to the Company or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, you agree that the Company and any of its subsidiaries shall be entitled to an injunction issued by any court of competent jurisdiction enjoining and restraining any and all violations of such agreements by you or your associates, affiliates, partners or agents, and that such right to an injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         (e) Your noncompete agreement contained in Section 2(a), above, shall terminate if following termination of your employment for any reason the Company does not fulfill its obligations under Section 1 hereof; however, such termination shall not affect your rights to receive all payments, undiminished in any way, provided by such Section 1.

3. For purposes of this letter:

         (a) "Cause" shall mean (i i) subject to the following sentences, any action or omission by you which constitutes (A) a willful breach of any




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[Name of Employee]
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                  employment or other agreement between the Company and you, (B)
                  a breach by you of your fiduciary duties and obligations to the Company, or (C) your failure or refusal to follow any lawful directive of the Chairman, the Chief Executive Officer, the President or the Board, in each case which act or omission is not cured (if capable of being cured) within thirty (30) days after written notice of same from the Company to you, or
                  (ii) conduct constituting fraud, embezzlement, misappropriation or gross dishonesty by you in connection with the performance of your duties to the Company, or a formal charge or indictment of you for, or your conviction of, a felony (other than a traffic violation) or, if it shall damage or bring into disrepute the business, reputation or goodwill of the Company or impair your ability to perform your duties with the Company, any crime involving moral turpitude.

         (b) A "Change in Control" shall mean and be deemed to have occurred if, without your express written consent: (i) any person, entity or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (A) the Company, its subsidiaries or any employee benefit plan established and maintained by the Company or its subsidiaries, or (B) you or any of your affiliates, becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; (ii) the individuals who, as of the date hereof constitute the Company's Board of Directors (as of the date hereof, the "Incumbent Board") cease for any reason to constitute a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the shareholders of the Company approve (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined




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[Name of Employee]
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                  voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

4. This letter agreement will remain in effect until the later of two years after the date hereof or, if a Change of Control occurs within that two-year period, one year following the Change in Control. By signing below, you acknowledge that this letter agreement is not an employment agreement and shall not confer upon you any right to employment or continuance of employment by the Company.

         Please acknowledge your agreement to the foregoing by signing and returning a copy of this letter.



                                         Very truly yours,


                                         Michael Levy,
                                         Chairman of the Board and
                                         Chief Executive Officer

Acknowledged and Agreed:



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[Name of Employee]